Exhibit 23.2

CONSENT OF WEIR INTERNATIONAL, INC.

     We hereby consent to the reference to Weir International, Inc. in the Annual Report on Form 10-K of Arch Coal, Inc. for the year ended December 31, 2016.

     We further wish to advise that Weir International, Inc. was not employed on a contingent basis and that at the time of preparation of our report, as well as at present, neither Weir International, Inc. nor any of its employees had, or now has, a substantial interest in Arch Coal, Inc. or any of its affiliates or subsidiaries.

Respectfully submitted,

By:	/s/ Dennis N. Kostic
Name:	Dennis N. Kostic
Title:	President & CEO
Date:	February 24, 2017